ASPECT GLOBAL DIVERSIFIED FUND LP

SUPPLEMENT No. 1 DATED SEPTEMBER 3, 2009 TO THE
PROSPECTUS DATED MAY 1, 2009

This supplement contains additional information for the Aspect Global Diversified Fund LP (“Fund”), and is an integral part of, and should be read in conjunction with, the Aspect Global Diversified Fund LP Prospectus. This supplement is for distribution only with the Fund’s Prospectus.  All statements in the Prospectus inconsistent with this supplement are hereby superseded.

(i) Effective September 1, 2009, Ms. Yun Callahan has been appointed as Interim Chief Financial Officer of Steben and Company, Inc. (“SCI”), the Fund’s General Partner. Accordingly, the sub-section titled "Principals of the General Partner” under “The General Partner, Commodity Pool Operator and Selling Agent” beginning on page 50 is hereby amended as follows to insert the biography of Ms. Yun.

Yun Callahan, CPA is Controller and Interim Chief Financial Officer.  Ms. Callahan, born in May 1972, received her Bachelor of Science degrees in Accounting and International Business from the University of Maryland at College Park in May 1997.  Prior to joining Steben & Company, Inc. in June 2008, Ms. Callahan held several positions in the Finance department at NCB, a financial institution chartered by United States Congress in 1978 to facilitate lending to cooperatives and cooperative-like organizations, from September 2002 to June 2008.  She spent the majority of her tenure as a Financial Analyst, responsible for all aspect of the accounting functions as it relates to derivative instruments.  Ms. Callahan was also involved in the planning and budget process at NCB as well as serving as an underwriter of commercial loan transactions.  Currently, Ms. Callahan is pending as a CFTC listed principal of Steben & Company, Inc.

(ii) Effective September 1, 2009, Mr. Ahmed S. Hassanein, is no longer employed by SCI, the General Partner of the Aspect Global Diversified Fund LP.  In addition, Mr. Hassanein is no longer on the Board of Directors of SCI. Accordingly, the sub-section titled "Principals of the General Partner” under “The General Partner, Commodity Pool Operator and Selling Agent” beginning on page 50 is hereby amended to reflect this change.